EXHIBIT 10(g)

Summary of Chief Executive Officer Annual Incentive Plan

     The Chief Executive Officer Annual Incentive Plan provides for bonus amounts to be awarded to the Chief Executive Officer, in such amounts as are determined each year by the Compensation Committee (the “Committee”). The total bonus award, or a portion thereof, may be earned based on the Company achieving certain net revenue, market revenue performance, operating margin, and free cash flow performance targets. Each year, the Compensation Committee sets a minimum goal, target goal and maximum goal for each of these four performance targets, and determines the maximum bonus amount which may be earned for each goal for each of the performance targets. The total bonus to be paid will be based on the goals actually achieved for each of the four performance targets. In the event one or more potential goals for each performance target are not achieved, the Committee may award bonus amounts in its discretion based on the Company’s performance relative to the pre-established performance goals and the CEO’s personal performance.